Exhibit 1

JOINT FILING AGREEMENT

(the “Agreement”)

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common shares, par value US$0.0001 per share, of AIOS Tech Inc., a British Virgin Islands business company.

The undersigned further agree that this Agreement be included as an Exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 16, 2026.

Guo Li

By:	/s/ Guo Li
Name:	Guo Li

Swift Prime Limited

By:	/s/ Guo Li
Name:	Guo Li
Title:	Director